Exhibit 99.1

NEWS

Georgia Gulf Withholds Interest Payments with Agreement of Lenders

•                  Senior credit agreement amended to permit Georgia Gulf to withhold interest payments on certain bonds

ATLANTA, GEORGIA — April 15, 2009- Georgia Gulf Corporation (NYSE: GGC - News) today announced that it has received from its senior secured lenders an amendment to its senior secured credit agreement that allows the Company to withhold interest payments until May 11, 2009 on certain of its bonds.  Accordingly, the Company announced today that it would withhold payment of $34.0 million of interest due April 15, 2009 for the 2014 senior notes and 2016 senior subordinated notes.  These bonds are the subject of previously disclosed and currently pending private exchange offers.  Under the indentures governing these bonds, the Company has a 30-day grace period to pay the withheld interest before the bondholders can seek remedies.

As of March 31, 2009, the Company had about $100.8 million of liquidity, consisting of $65 million of cash on hand as well as $35.8 million of borrowing capacity available under its revolving credit facility. Additionally, as of March 31, 2009, the Company had $81.4 million, or 47 percent outstanding under the new $175 million securitization facility.

“We are pleased to have the support of our lenders and the flexibility that this amendment provides.  We will continue to work closely with all parties that share our desire to achieve a long term capital structure that supports the needs of the business,” said Paul Carrico, President and CEO of Georgia Gulf.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524